Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

Dais Analytic Corporation

Odessa, Florida

As independent registered certified public accountants, we hereby consent to the use in Dais Analytic Corporation’s Post Effective Amendment No. 1 to Form S1 to be filed with the Securities Exchange Commission on or about June 21, 2010 of our Report of Independent Registered Public Accounting Firm dated March 23, 2009 covering the financial statements of Dais Analytic Corporation for the year ended December 31, 2008. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

June 22, 2010